STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 19, 2000, by and among Knight Transportation, Inc., an Arizona corporation ("Buyer"); John R. Fayard, Jr., a resident of Mississippi (the "Stockholder"); and John Fayard Fast Freight, Inc., a Mississippi corporation (the "Company").

                                    RECITALS

     1. The Stockholder owns all of the issued and outstanding capital stock of the Company, consisting of 1,000 shares of common stock, no par value per share (the "Common Stock").

     2. The Buyer proposes to acquire 100% of the Company's issued and outstanding Common Stock.

     3. The parties desire that the transaction be accomplished as stated herein, in accordance with their respective representations, warranties, and agreements, subject to the conditions contained herein.

                                   AGREEMENTS

     NOW,  THEREFORE,  in  consideration  of  the  covenants,   representations,
warranties, and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I
                                   Definitions

     For the purposes of this Agreement, unless otherwise provided, the following terms, when capitalized, shall have the meanings ascribed to them below:

     1.1 "Adjusted Closing Stockholder's Equity" means the stockholder's equity reflected on the Audited Closing Balance Sheet with increases and reductions, as applicable to reflect the following:

               (i) the distribution of the Redemption Assets and Liabilities and
          redemption  of  shares  of  the   Company's   Common  Stock  from  the
          Stockholder in accordance with Section 2.3 hereof;

               (ii) the repayment of all amounts owed to the Company by the Stockholder and to the Stockholder by the Company;

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               (iii) all Restricted Payments made after March 31, 2000, or which are not reserved for and reflected on the face of the balance sheet included in the Most Recent Financial Statements;

               (iv) all of the other adjustments referenced in this agreement, including but not limited to, those in Section 5.14, 5.17, and 5.19;

               (v) any other entries required to reflect transactions outside the Ordinary Course of Business between January 1, 2000, and the Closing; and

               (vi) a reduction of $155,000 to reflect the cash transfer to the Redeemed Business prior to March 31, 2000.

     1.2 "Affiliate" means any person or entity controlling, controlled by, or under common control with another person or entity, including, but not limited to, the following: all officers, directors, and persons owning 10% or more of the equity interests of an entity.

     1.3 "Accounting Firm" has the meaning ascribed in Section 2.7(f).

     1.4 "Audited Closing Balance Sheet" has the meaning ascribed in Section 2.7(a).

     1.5 "Authority" means each and every federal, state, local, and foreign judicial, governmental, quasi-governmental, or regulatory agency, official, or department; every arbitrator, mediator, and other similar official; and every other entity to whose jurisdiction or decision making authority a party has submitted.

     1.6 "Benefit Plans" means all contracts, plans, arrangements, policies, and understandings providing for any compensation or benefit other than base wages or salaries that are maintained by the Company or affect its employees or independent contractors, regardless of whether defined as an "employee benefit plan" under ERISA or subject to any provision of ERISA, including, without limitation: all pension, profit-sharing, retirement, thrift, 401(K), ESOP, and other similar plans and arrangements (defined benefit and defined contribution); all health and welfare, disability, insurance (including self-insurance), workers' compensation, supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive compensation, stock appreciation rights, phantom stock, overtime guaranty, employment contract, employee handbook, and other similar plans or arrangements.

     1.7 "Bill of Sale" has the meaning ascribed in Section 2.3(a).

     1.8 "Bonus Recipients" has the meaning ascribed in Section 2.5(h).

     1.9 "Buyer Group" has the meaning ascribed in Section 7.1.

     1.10   "Closing"  and  "Closing   Date"  have  the  meanings   ascribed  in
Section 3.1.

     1.11 "Code" means the Internal Revenue Code of 1986, as amended, or any successor federal tax law.

     1.12   "Commission"   means  the  United  States  Securities  and  Exchange
Commission.

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     1.13 "Company  Retained Debt" has the meaning  ascribed in Section  2.3(b), and is listed on Part 2.3(b) of the Disclosure Exhibit.

     1.14 "Competitive Business" has the meaning ascribed in Section 5.9(c).

     1.15 "Contract" means any mortgage, note, indenture, agreement, contract, commitment, lease, plan, license, permit, insurance policy or binder, authorization, or other instrument, document, or understanding, oral or written, including in each case, all amendments, modifications, waivers, supplements, and consents relating thereto.

     1.16 "Damages" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from a third-party claim, including, without limitation, the costs and expenses of any and all Proceedings or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements, and compromises relating thereto; interest and penalties recovered by a third party with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants', and other experts' fees and expenses reasonably incurred in investigating, preparing, or defending against any such Proceedings or other legal matters or in asserting, preserving, or enforcing a party's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Proceedings or other legal matters.

     1.17 "Deeds" has the meaning ascribed in Section 2.3(a).

     1.18 "Disclosure Exhibit" means the document attached hereto as Exhibit A.

     1.19 "Disputed Statement" has the meaning ascribed in Section 2.7(e).

     1.20 "Disputed Tax Matters" has the meaning ascribed in Section 2.8.

     1.21 "Earn-Out" has the meaning ascribed in Section 2.5.

     1.22 "EBITDAR" has the meaning ascribed in Section 2.7(d).

     1.23 "Employment Agreement" has the meaning ascribed in Section 5.11.

     1.24 "Environmental Laws" has the meaning ascribed in Section 4.3(u).

     1.25 "Final Statement" has the meaning ascribed in Section 2.7(e).

     1.26 "First Year Bonus" has the meaning ascribed in Section 2.5(h).

     1.27 "First Year Target" has the meaning ascribed in Section 2.5(a).

     1.28 "First Year Value" has the meaning ascribed in Section 2.5(d).

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     1.29 "GAAP" means generally accepted  accounting  principles,  consistently applied throughout all periods, provided, that interim, unaudited financial statements lack footnotes and other presentation items.

     1.30 "Historical Financial Statements" has the meaning ascribed in Section 4.3(f).

     1.31 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.32 "Indemnifying Party" has the meaning ascribed in Section 7.3(a).

     1.33 "Indemnitee" has the meaning ascribed in Section 7.3(a).

     1.34 "Judgment" means any judgment, order, writ, injunction, decree, award, or settlement of any Proceeding.

     1.35 "Law" means any constitution, statute, Judgment, law, ordinance, rule, regulation, or other pronouncement by any Authority (including, without limitation, the following types: environmental, energy, safety, health, zoning, antidiscrimination, antitrust, employment, transportation, Tax, and employee benefit (including ERISA)).

     1.36 "Lease" has the meaning ascribed in Section 5.12.

     1.37 "Liability" means any and all debts, liabilities, obligations, and commitments, whether known or unknown, asserted or unasserted, fixed, absolute, or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence, strict liability, or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

     1.38 "Lien" means any reservation, restriction, right of way, charge, claim, community property interest, condition, equitable interest, easement, encumbrance, option, lien, pledge, charge, hypothecation, assignment, deposit arrangement, security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting of any rights of any kind (including any restriction on, or right granted with respect to, the use, voting, transfer, receipt of income, or exercise of any other attribute of ownership), or statutory lien (including, without limitation, any assessment, charge, or other type of notice which is levied or given by any Authority and for which a lien could be filed).

     1.39 "Maximum Value" has the meaning ascribed in Section 2.5(d).

     1.40 "Most Recent Financial Statements" means the financial statements (including balance sheet and statements of income, cash flows, and retained earnings, as applicable) of the Company at and for the period ending on the month-end immediately preceding the Closing.

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     1.41 "Noncompete Parties" has the meaning ascribed in Section 5.9(a).

     1.42 "Notice of Disagreement" has the meaning ascribed in Section 2.7(e).

     1.43 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     1.44 "Outside Target" has the meaning ascribed in Section 2.5(d).

     1.45 "Permits" has the meaning ascribed in Section 4.4(l).

     1.46 "Permitted Businesses" has the meaning ascribed in Section 5.9.

     1.47 "person" has the meaning ascribed in Section 8.11.

     1.48 "Proceeding" means any action, suit, litigation, arbitration, investigation, hearing, notice of violation, order, claim, citation, charge, demand, complaint, review, or penalty assessment, in each case whether formal or informal, administrative, civil or criminal, at law or in equity, and whether or not in front of any Authority.

     1.49 "Purchase Price" has the meaning ascribed in Section 2.2.

     1.50 "Purchased Shares" has the meaning ascribed in Section 2.1.

     1.51 "Real Estate" means the real estate and improvements thereon, and all rights and appurtenances thereto, currently owned by the Company, all as legally described on Exhibit B.

     1.52 "Redeemed Business" means the warehousing and storage business, offsite storage business, the household goods moving and storage business, and the record storage, retrieval and management business operated by the Company.

     1.53 "Redemption Assets and Liabilities" means the assets and liabilities listed on attached Exhibit C. Exhibit C also contains a list of the employees of the Company who are and will become employees of the Redeemed Business at Closing.

     1.54 "Release" has the meaning ascribed in Section 5.7.

     1.55 "Restricted Payment" shall mean with respect to the Stockholder or any Affiliate or relative of the Stockholder (i) any dividend or other distribution on the Common Stock; (ii) any payment (other than regularly scheduled wage or lease payments in the Ordinary Course of Business); (iii) any acquisition of Common Stock, other than as contemplated under this Agreement with respect to the Redeemed Business; (iv) any transaction that was not disclosed to Buyer on the Disclosure Exhibit and was inconsistent with the Company's Ordinary Course of Business as it existed prior to December 31, 1999; (v) any transaction not pursuant to the reasonable requirements of the business of the Company; or (vi) any transaction on terms less favorable to the Company than would be obtained in

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a comparable  arm's-length  transaction  with a person not the Stockholder or an
Affiliate of the Stockholder.

     1.56 "Rights" means all patents, trademarks, copyrights, franchises, licenses, permits, easements, computer software programs, rights (including, without limitation, rights to trade secrets and proprietary information and know-how), certificates, approvals, and other authorizations including those issued by or filed with any Authority, and any applications for any of the foregoing.

     1.57 "Second Year Bonus" has the meaning ascribed in Section 2.5(h).

     1.58 "Second Year Maximum" has the meaning ascribed in Section 2.5(d).

     1.59 "Second Year Target" has the meaning ascribed in Section 2.5(b).

     1.60 "Second Year Value" has the meaning ascribed in Section 2.5(d).

     1.61 "Securities Agreement" has the meaning ascribed in Section 2.2(a).

     1.62 "Seller Group" has the meaning ascribed in Section 7.2.

     1.63 "Spousal Consent" has the meaning ascribed in Section 5.10.

     1.64 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.65 "Taxes" shall mean all taxes, charges, duties, fees, levies, charges, or other assessments of whatever kind or nature, and any interest, penalty, or other addition thereto, including, without limitation, those relating to taxable income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, motor vehicles, motor vehicle registration, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy, real or personal property, customs, social security, medicare, unemployment, disability, value added, unclaimed property, alternative or add-on minimum, or any other imposed by any Authority.

     1.66 "Third-Party Claim" has the meaning ascribed in Section 7.3(a).

     1.67 "Threshold" has the meaning ascribed in Section 7.4(b).

     1.68 "Transfer Agent Letter" has the meaning ascribed in Section 3.4.

     1.69 "Unpaid Bonus" has the meaning ascribed in Section 2.5(h).

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                                   ARTICLE II
                             Stock Purchase and Sale

     2.1 Transfer of Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholder shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall acquire, 100% of the issued and outstanding Common Stock that is not redeemed under Section 2.3 (the "Purchased Shares") free and clear of all Liens.

     2.2 Purchase Price. (a) In consideration for the transfer of the Purchased Shares, Buyer agrees to pay the following (the "Purchase Price"):

               (i) 228,788 shares of Buyer's common stock, issued in accordance with the Securities Purchase and Registration Agreement attached as Exhibit D (the "Securities Agreement"); plus

               (ii) Four Million Dollars ($4,000,000); plus or minus

               (iii) the amount by which the Adjusted Closing Stockholder's Equity is greater than (increasing the Purchase Price) or less than (decreasing the Purchase Price) the sum of $350,000; plus

               (iv) an amount, up to $64,000, of accounts receivable from Kimberly-Clark that had been written off as uncollectible in 1999, to the extent such amounts are collected in calendar 2000 (it being understood that any such amounts collected shall be paid over to the Stockholder promptly after collection under this subsection as an adjustment to December 31, 1999 pro forma net worth and shall not be included in the EBITDAR calculation under Sections 2.5 and 2.7(d)); plus or minus

               (v) all other adjustments provided for in connection with this Agreement.

          (b) The  Purchase  Price  shall be subject to final  adjustment  under
     Section 2.7(c) pursuant to the Final Statement of the Audited Closing Balance Sheet and Adjusted Closing Stockholder's Equity.

          (c) For purposes of calculating the Purchase Price at Closing, the parties shall use the March 31, 2000, Stockholder's equity and pro forma adjustments, as set forth on Part 2.2(c) of the Disclosure Exhibit. Thus for purposes of the payment of the cash portion of the Purchase Price at Closing, the Adjusted Closing Stockholder's Equity shall be assumed to be $_________________.

          (d) To the extent the is Adjusted Closing Stockholder's Equity is less than $350,000 or more than $350,000, the difference shall be an adjustment to the cash portion of the Purchase Price. If necessary to adjust the portion of the Purchase Price payable in stock, such adjustment shall be made on the basis of $16.50 per share.

          (e) A calculation of the Purchase Price payable at Closing is included in Part 2.2(e) of the Disclosure Exhibit.

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     2.3 Redemption.

          (a) At Closing, the Company shall redeem 600 shares of the Common Stock from the Stockholder in exchange for transferring to Stockholder, all of the Company's right, title, and interest in and to, and Stockholders acceptance and assumption of, the Redemption Assets and Liabilities. The Company shall deliver the Bill of Sale, Assignment and Assumption attached as Exhibit E (the "Bill of Sale"), Deeds generally in the form of Exhibit F (the "Deeds"), and such other documents as may be reasonably required to transfer the Redemption Assets and Liabilities to the Stockholder. The Stockholder shall provide the Buyer with a reasonable, fair market valuation of the Redemption Assets and Liabilities and any supporting materials, including real estate appraisals, within forty-five (45) days after Closing. Subject to the procedures set forth in Section 2.8, the valuation supplied by Stockholder shall be presumed to be correct for purposes of preparing the short period tax return referenced therein.

          (b) Effective as of the Closing, the Stockholder hereby assumes, and agrees to pay, perform, and discharge, all Liabilities of, or in any way relating to, the Redeemed Business, whether arising before or after Closing, including liabilities for accounts payable and accrued expenses, but not including the indebtedness for borrowed money listed on Part 2.3(b) of the Disclosure Exhibit (the "Company Retained Debt"), which shall remain an obligation of the Company.

          (c) Effective as of the Closing, the Stockholder shall hire the employees of the Company listed on Exhibit C and be responsible for all of their accrued vacation, employee benefits, and other compensation, including all compensation due since the most recent pay day. The Stockholder represents that the employees listed on Exhibit C are employed by the Company primarily in the Redeemed Business, and that employment of such employees by the Stockholder (directly or through any entity formed to operate the Redeemed Business) will not adversely affect the business of the Company.

          (d) The Stockholder shall pay, perform, and discharge, and be responsible for, all Liabilities for Taxes that relate in any manner to the redemption and distribution described in this Section 2.3.

     2.4 Release of Stockholder. Subject to the provisions in this Section 2.4, as soon as practicable after the Closing, the Buyer shall (a) pay in full the principal amount and current period accrued interest on the mortgage with Peoples Bank that is secured by the Redemption Assets (which shall occur in any event within two (2) business days of receiving a payoff statement) ; and (b) obtain a release of the Stockholder as a guarantor of all of the other Company Retained Debt. In order to obtain a release of Stockholders' guaranties, the Buyer shall offer its guaranty. If that does not suffice with respect to any such obligation, within 60 days after Stockholder's request, Buyer shall retire such obligation in full; provided, that Stockholder shall be responsible for any prepayment or similar penalty resulting from the early retirement of such obligation. Regardless of whether the obligation is paid off, Buyer hereby

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indemnifies,  defends,  and holds the Stockholder harmless against any liability under any guaranties of the Company Retained Debt.

     2.5 Earn-Out Adjustment. As additional consideration for the Purchased Shares, and subject to the adjustment set forth in Section 2.5(h), the Buyer shall issue additional shares of its common stock to the Stockholder, in accordance herewith, if, and to the extent, the Company's operations generate the levels of EBITDAR during the time periods indicated below (this shall be referred to as the "Earn-Out").

          (a) First Year Earn-Out. If the Company generates EBITDAR of at least $10,536,000 plus $30,425 for each weighted average tractor in excess of 240 operated by the Company during the twelve-month period from April 1, 2000, through March 31, 2001 (the "First Year Target"), the Buyer shall issue to the Stockholder 15,000 shares of its common stock. In addition, if the Company generates EBITDAR that is greater than the First Year Target, then the Buyer shall issue an additional number of shares between 1 and 30,000 that is equal to one share for each $13.33 by which EBITDAR exceeds the First Year Target, up to a maximum of 30,000 such shares.

          (b) Second Year Earn-Out.

               (i) If the Company generates EBITDAR of at least $11,982,000 plus $30,425 for each weighted average tractor in excess of 263 operated by the Company during the twelve-month period from April 1, 2001, through March 31, 2002 (the "Second Year Target"), the Buyer shall issue to the Stockholder 30,000 shares of its common stock. In addition, if the Company generates EBITDAR that is greater than the Second Year Target, then the Buyer shall issue an additional number of shares between 1 and 30,000 that is equal to one share for each $13.33 by which EBITDAR exceeds the Second Year Target, up to a maximum of 30,000 such shares.

               (ii) The Second Year Earn Out shall be increased by the number of shares equal to the Unpaid Bonus (as defined in Section 2.5(h)) divided by $16.50.

          (c) The aggregate number of shares that could be issued in the Earn-Out is 105,000 (45,000 in respect of the first year earn-out and 60,000 in respect of the second year earn-out), plus any shares issued in respect of the Unpaid Bonus.

          (d) Anything to the contrary notwithstanding, the maximum value of the shares issued in respect of the Earn-Out (the "Maximum Value") shall be $2,520,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus); provided, however, that if during the period of the Second Year Earn-Out the Company generates EBITDAR that exceeds the Second Year Target by at least $1,400,000 (the "Outside Target"), then the Maximum Value shall be increased to $3,120,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus) (it being understood that there shall not be any proration of the Maximum Value between

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     $2,520,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus) and $3,120,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus) for partial achievement of the Outside Target). For purposes of this paragraph, the value of the shares shall be determined by the average closing price of the Buyer's common stock on the thirty (30) trading days prior to the date on which the shares were issued. Whether the Maximum Value has been reached shall be determined as follows: For the First Year Earn-Out, the number of shares earned under Section 2.5(a) shall be multiplied by the share price determined according to the immediately preceding sentence, with the product being referred to as the "First Year Value." If the First Year Value is less than $2,520,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus), then all of the shares that were earned under the First Year Earn-Out shall be issued to the Stockholder. If the First Year Value is greater than $2,520,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus), then the number of shares issued in respect of the First Year Earn-Out shall be reduced until the First Year Value is equal to $2,520,000 (plus $24.00 for each share issued to the Stockholder in respect of the Unpaid Bonus), rounded to the nearest whole share and the Earn-Out shall terminate altogether. For the Second Year Earn-Out, the number of shares earned under Section 2.5(b) shall be multiplied by the share price determined according to this Section 2.5(d), with the product being referred to as the "Second Year Value." Prior to issuing any shares in respect of the Second Year Earn-Out, (unless terminated pursuant to the preceding sentence) the First Year Value shall be subtracted from the Maximum Value, with the difference being known as the "Second Year Maximum." If the Second Year Value is equal to or less than the Second Year Maximum, then all of the shares that were earned under the Second Year
     Earn-Out shall be issued to the Stockholder. If the Second Year Value is greater than the Second Year Maximum, then the number of shares issued shall be reduced until the Second Year Value is equal to the Second Year Maximum, rounded to the nearest whole share.

          (e) For purposes of this Section 2.5 and Section 2.7, references to the Company shall include its successor division if it is not retained as a separate corporation after Closing. The Buyer and the Company agree to maintain sufficient accounting systems, procedures and controls to properly account for the revenue and expenses of the Company (or its successor division) after the Closing for the purpose of determining EBITDAR during the period of the Earn-Out Adjustment..

          (f) In the event of any stock split, reverse stock split, stock dividend, merger, recapitalization, reorganization, or similar transaction involving a proportionate change in the Buyer's outstanding common stock, if appropriate given the context of such event, the number of shares issuable under the Earn-Out shall be adjusted reasonably and proportionately to reflect such event, with the Board of Directors of Buyer to determine, in its reasonable discretion, the appropriate adjustment, if any. The maximum value stated in Section 2.5(d) shall not be adjusted.

     To the extent earned, the shares issued in respect of the Earn-Out shall be issued by the Buyer to the Stockholder within ten (10) days after the issuance of the Buyer's consolidated audit report by its independent public accountants or, to the extent a Notice of Disagreement is filed, within ten
     (10) days after delivery of a Final Statement.

     (h) (i) If the Company achieves the First Year Target, the Company shall be obligated to pay an amount (the "First Year Bonus") equal to $165,000 plus $0.825 for each dollar by which EBITDAR for such year exceeds the First Year Target, up a maximum First Year Bonus of $495,000, to the persons identified by the Stockholder in writing at Closing (the "Bonus Recipients"), as set forth below.

               (ii) In addition to the First Year Bonus, if the Company achieves the Second Year Target, the Company shall be obligated to pay an amount (the "Second Year Bonus") equal to $330,000 plus $0.825 for each dollar by which EBITDAR for such year exceeds the Second Year Target, up to a maximum Second Year Bonus of $660,000, to the Bonus Recipients as set forth below.

               (iii) The First Year Bonus and the Second Year Bonus shall be paid to the Bonus Recipients who are at the payment date, and have been from Closing through such date, continuously employed as full-time employees of the Company. The First Year Bonus and Second Year Bonus shall be paid to the recipients in four quarterly installments beginning on the date ten (10) days following delivery of the Final Statement with respect to the Second Year Earn Out and on the same date each third month following until paid in full.

               (iv) If any part of the First Year Bonus or Second Year Bonus shall go unpaid, such amount (the "Unpaid Bonus") shall be delivered to the Stockholder in accordance with Section 2.5(b)(ii) and the Company and its Affiliates shall have no further obligation with respect to either bonus amount.

               (v) The First Year Bonus and Second Year Bonus shall not be included as expenses in the calculation of EBITDAR.

     2.6 Stock Price Floor. If, during the ninety (90) days following the third anniversary of the Closing Date, the average closing price of Buyer's common stock during any two-week period is lower than $10.00 per share, subject to appropriate adjustment in the event of an event described in Section 2.5(f), at the Stockholder's request, Buyer shall, at its option, either (a) pay to the Stockholder within ten (10) days an amount equal to the difference between $10.00 per share and the average closing price during the ninety (90) day measuring period; or (b) be entitled to repurchase all shares of common stock of Buyer issued under this Agreement and still held by Buyer. The price paid by the Buyer for the shares would be $10.00 per share, subject to appropriate adjustment in the event of an event described in Section 2.5(f). The Buyer would pay for the shares in cash within thirty (30) days following the Stockholder's request. If the Buyer exercises its purchase option, the Stockholder must tender certificates representing all of the shares subject to the Stockholder's request, free and clear of Liens.

     2.7 Accounting Procedures.

          (a) As soon as practicable, but in any event within 45 days after Closing, the Company shall prepare an audited balance sheet as of the Closing Date (the "Audited Closing Balance Sheet"), with the audit report being given by Horne CPA Group or Arthur Andersen LLP, as selected by Buyer. If the Stockholder selects Arthur Andersen, representatives of Horne CPA Group shall be entitled to participate at the Stockholder's election, and if Horne CPA Group is selected to give the audit report, representatives of Arthur Andersen LLP shall be entitled to participate at the Buyer's election, in each case being given access to work papers, personnel, and draft statements, as well as the opportunity to provide input into the draft and final Audited Closing Balance Sheet.

          (b) Contemporaneously with the preparation of the Audited Closing Balance Sheet, the Company and the accountants, as provided above, shall calculate the Adjusted Closing Stockholder's Equity.

          (c) Upon completion and acceptance by the parties of a Final Statement of the Audited Closing Balance Sheet and the Adjusted Closing Stockholder's Equity, the parties shall make appropriate final adjustments to the Purchase Price based on any differences between the assumed Adjusted Closing Stockholder's Equity of $229,000 assumed for Closing and the actual Adjusted Closing Stockholder's Equity as determined pursuant to this
     Section 27. All amounts due between the Buyer and Stockholder as a result on the aforesaid adjustments to the Purchase Price shall be settled at that time. Any amount owed under this paragraph shall bear interest from the date due until the date of payment at the rate of ten percent (10%) per annum.

          (d) For purposes of determining whether, and the extent to which, the Earn-Out has been achieved, the Buyer shall prepare a calculation of EBITDAR (as defined below) contemporaneously with the preparation of the audit and such EBITDAR calculation shall be delivered promptly to the Stockholder. The calculation of EBITDAR shall start with the consolidating financial information for the Company used in Buyer's financial statements for the four calendar quarters ending March 31, 2001 and 2002, respectively. The consolidating income statement for the Company shall be prepared in accordance with GAAP, applied in the same manner used in the Buyer's consolidated, audited financial statements for such periods. For purposes of this Agreement, EBITDAR shall be determined as follows

     ("EBITDAR"): the Company's operating income, plus depreciation expense, plus capitalized revenue equipment lease amortization expense, plus revenue equipment operating lease rental expense (but not including payments to owner-operators or under short-term rentals). For purposes of calculating EBITDAR, neither the transaction expenses nor the amortization of goodwill associated with this transaction (nor the transaction expenses or amortization of goodwill associated with any subsequent acquisition transaction by Buyer or the Company) shall be included, notwithstanding the requirements of "push-down" accounting or the Buyer's accounting methods. To the extent not already reflected in the consolidating income statement, the Company's operating income shall reflect (x) any costs savings that were attributable to efficiencies generated by Buyer; and (y) an overhead allocation for any function formerly performed by the Company but which after Closing is being performed all or in part by the Buyer or one of its Affiliates other than the Company; provided, that the amount of the overhead calculation shall not exceed the percentage of revenue attributable to such function in the Company's 1999 income statement included in the Historical Financial Statements. It is understood that any gain or loss on sale of revenue equipment is included in operating income.

          (e) The Audited Closing Balance Sheet, Adjusted Closing Stockholder's Equity and each calculation of EBITDAR will be deemed to be final, binding, and conclusive (a "Final Statement") for all purposes on the 10th business day after delivery unless Stockholder or the Buyer, as the case may be, delivers to the other a written notice of its disagreement (a "Notice of Disagreement") prior to such date specifying in reasonable detail the nature of such party's objections to the item in question (the "Disputed Statement"). Buyer will cause its employees to assist the Stockholder in the preparation of a Notice of Disagreement; provided such assistance will not interfere with the normal work duties of such employees. To be assertable in a Notice of Disagreement, an objection must specify the objectionable line items in reasonable detail and may also allege mathematical errors. If a Notice of Disagreement is delivered to Buyer within such 10-day period, then the Disputed Statement (adjusted, if necessary) will be deemed to be a Final Statement for all purposes on the earlier of (x) the date the Buyer and the Stockholder resolve in writing all differences they have with respect to the Disputed Statement or (y) the date the disputed matters are resolved in writing by the Accounting Firm. In the event that disputed matters are resolved by the Accounting Firm, the Final Statement will consist of the applicable amounts from the Disputed Statement (or amounts otherwise agreed to in writing by the Buyer and the Stockholder) as to items that have not been submitted for resolution to the Accounting Firm, and the amounts determined by the Accounting Firm as to items that were submitted for resolution by the Accounting Firm.

          (f) During the 10 business days following the delivery of a Notice of Disagreement, the Buyer and the Stockholder will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement and such discussions will be deemed to be for settlement purposes. If, at the end of such 10-day period, the Buyer and the Stockholder have not reached agreement on such matters, the Buyer and the Stockholder will jointly engage a "Big Five" accounting firm other than Arthur Andersen LLP (the "Accounting Firm") to resolve the matters which remain in dispute. In connection with such engagement, each of the Buyer and the Stockholder agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Accounting Firm, the Buyer or the Stockholder will provide the Accounting Firm with a copy of this Agreement, the Disputed Statement, the Notice of Disagreement, and any statement either party may wish to make in support of its position. The Accounting Firm will have the authority to request in writing such additional written submissions as it deems appropriate; provided, however, that a copy of any such submission will be provided to the other party at the same time as it is provided to the Accounting Firm. No party hereto will communicate (nor permit any of its subsidiaries or Affiliates to communicate) with the Accounting Firm without providing the other party a reasonable opportunity to participate in such communication with the Accounting Firm (other than with respect to written submissions in response to the written request of the Accounting Firm). The Accounting Firm will have 20 business days to review the documents provided to it pursuant to this Section 2.7(f). Within such 20-day period, the Accounting Firm will furnish simultaneously to both parties its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Accounting Firm will resolve the differences regarding the Disputed Statement based solely on the information provided by the Buyer and the Stockholder pursuant to the terms of this Agreement (and not independent review). The Accounting Firm's authority will be limited to resolving disputes with respect to whether the Disputed Statement was prepared in accordance with the Agreement with respect to the individual items in dispute (it being understood that the Accounting Firm will have no authority to make any adjustments to any financial statements or amounts other than the amounts that are in dispute). In resolving any disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such items asserted by either party or less than the smallest value for such item asserted by either party. The decision of the Accounting Firm will be, for all purposes, conclusive, non-appealable, final, and binding upon the parties hereto. The fees of the Accounting Firm will be borne by the Buyer and the Stockholder in the same proportion that the dollar amount of disputed items lost by a party bears to the total dollar amount in dispute resolved by the Accounting Firm. Each party will bear the fees, costs, and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.7.

     2.8 Tax Returns. The Company's tax return for the year ended December 31, 1999, shall be prepared by the Horne CPA Group, subject to a 10-day review and approval process by Buyer and its accountants and the Company's tax return for the short period from January 1, 2000, to the Closing Date shall be prepared by a firm selected by Buyer. In the case of each return, both Buyer and Stockholder shall have the right to review and approve or request modifications to the returns for a period of fifteen (15) days after being furnished a copy of the return. If any items in a return are disputed, the Buyer and Stockholder will, for an additional ten (10) days, seek in good faith to resolve any differences they may have with respect to the tax return. If, at the end of such 10-day period, the Buyer and the Stockholder have not reached agreement on the return an Accounting Firm will jointly be engaged to resolve the matters which remain in dispute ("Disputed Tax Matters"). In connection with such engagement, each of the Buyer and the Stockholder agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Accounting Firm, the Buyer or the Stockholder will provide the Accounting Firm with a copy of this Agreement, the tax return, relevant supporting documentation, and any statement either party may wish to make in support of its position on the Disputed Tax Matters. The Accounting Firm will have the authority to request in writing such additional written submissions as it deems appropriate; provided, however, that a copy of any such submission will be provided to the other party at the same time as it is provided to the Accounting Firm. No party hereto will communicate (nor permit any of its subsidiaries or Affiliates to communicate) with the Accounting Firm without providing the other party a reasonable opportunity to participate in such communication with the Accounting Firm (other than with respect to written submissions in response to the written request of the Accounting Firm). The Accounting Firm will have 20 business days to review the documents provided to it pursuant to this Section 2.8. Within such 20-day period, the Accounting Firm will furnish simultaneously to both parties its written determination with respect to the Disputed Tax Matters. The Accounting Firm will resolve the differences regarding the Disputed Tax Matters based solely on the information provided by Buyer and the Stockholder pursuant to the terms of this Agreement (and not independent review). The Accounting Firm's authority will be limited to resolving the Disputed Tax Matters. In resolving any disputed item, the Accounting Firm may not assign a value to such item greater than the greatest value for such items asserted by either party or less than the smallest value for such item asserted by either party. The decision of the Accounting Firm will be, for all purposes, conclusive, non-appealable, final, and binding upon the parties hereto. The fees of the Accounting Firm will be borne by the Buyer and the Stockholder in the same proportion that the dollar amount of disputed items lost by a party bears to the total dollar amount in dispute resolved by the Accounting Firm. Each party will bear the fees, costs, and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.8. If the Internal Revenue Service or any state counterpart audits either of the tax returns referenced in this Section 2.8, the Stockholder shall be entitled to have a representative participate in such audit process; provided that the Buyer and the Company shall not be required to take any action that could result in a waiver of any attorney-client or similar privilege.

                                  ARTICLE III
                                    Closing

     3.1 Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Newton and Hoff, L.L.P, 2019 23rd Avenue, Gulfport, Mississippi 39502 on the date two business days following the satisfaction of all of the conditions precedent to the obligations of the parties as set forth in Article VI or such other date as the parties may mutually determine (the "Closing Date"). The transactions contemplated herein shall be effective as of 12:01 a.m. on the Closing Date which shall be the Effective Date and Time.

     3.2 Delivery of Certificates. At the Closing, (i) the Company and the Stockholder shall deliver to Buyer the various certificates, stock instruments, and documents referred to in Section 6.1; and (ii) Buyer shall deliver to the Stockholder the various certificates, instruments, and documents referred to in
Section 6.2. The parties shall take all such other actions necessary or advisable to implement the transactions contemplated by this Agreement (provided that no party shall be required to waive any condition to closing or other right, hereunder or otherwise).

     3.3 Delivery of Stock. At the Closing, the Stockholder shall deliver to Buyer certificates representing all shares of Common Stock, duly endorsed in blank (or accompanied by duly executed stock powers in blank).

     3.4. Delivery of Purchase Price. At the Closing, the Buyer shall deliver to the Stockholder the cash component of the Purchase Price by check or wire transfer of immediately available funds; provided that $250,000 of such amount shall be placed in escrow with a mutually agreed escrow agent until the date fifteen (15) days after the date on which a Final Statement of the Pro Forma 1999 Balance Sheet is delivered in order to secure the Buyer's right to any adjustment under Section 2.7(c) and any claims for indemnification made by Buyer prior to such date. The escrow account shall bear interest and the Stockholder shall receive all interest accrued thereon. The stock component of the Purchase Price shall be evidenced by the delivery of an irrevocable instruction letter to the Company's transfer agent in substantially the form attached as Exhibit H (the "Transfer Agent Letter") authorizing the issuance to the Stockholder of the number of shares set forth in Section 2.2(a)(i).

                                   ARTICLE IV
                         Representations and Warranties

     4.1 General Statement. The parties hereto represent and warrant to each other that the statements contained in this Article IV are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement). The survival of all such representations and warranties shall be in accordance with Section 8.3 hereof. Unless otherwise specified herein or on the Disclosure Exhibit, all representations and warranties of the parties are made subject to the exceptions which are noted in the Disclosure Exhibit. Copies of all documents referenced in the Disclosure Exhibit shall be attached thereto or delivered separately.

     4.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Stockholder that:

          (a) Corporate Status. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Arizona, with all requisite power and authority to carry on its business.

          (b) Authority. Buyer has full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other Contract contemplated hereunder by Buyer and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Anything to the contrary notwithstanding, the representations and warranties of this
     Section  4.2(b) are  subject to receipt  of Board  approval  under  Section
     6.1(k).

          (c) Validity of Contemplated Transaction. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not (i) violate or conflict with any existing Law or any Judgment which is applicable to Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the articles of incorporation or other charter documents, bylaws, or any securities of Buyer or any Contract to which Buyer is a party or by which it is otherwise bound. No authorization, approval, or consent of, and no registration, filing, or notice to any Authority or any other party to any Contract is required in connection with the execution, delivery, and performance of this Agreement by Buyer.

          (d) Brokers or Finders. Buyer and its officers and agents have incurred no Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

          (e) Buyer and the Stockholder agree that the Buyer has relied solely upon the terms and conditions of this Agreement, including the Exhibits hereto in determining whether to consummate this Agreement, and Buyer acknowledges (in reliance upon the Stockholder's representation in Section 4.3(z)) that the information herein updates any information previously supplied to the Buyer and its representatives.

     4.3 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Buyer that:

          (a) Corporate Status. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Mississippi, with all requisite power, authority, and Permits to carry on its business as it has been and is now being conducted and to own, lease, and operate its properties used in connection therewith. Except as set forth on Part 4.3(a) of the Disclosure Exhibit, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business requires it to be so qualified. The Company conducts business only under its own name. The Company has no subsidiaries and no entities affiliated through common ownership or otherwise that conduct any business related to that which they conduct.

          (b) Capitalization. The entire authorized capital stock of the Company consists of 5,000 shares of Common Stock, of which 1,000 shares are issued and outstanding and owned by the Stockholder. The Company does not have any stockholders or issued and outstanding stock, whether voting or non-voting, common or preferred, other than the Stockholder and the aforesaid shares owned by the Stockholder. The Stockholder is the record and beneficial owner of the Common Stock, free and clear of all Liens. All of such shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free of all adverse claims. None of the Common Stock was issued in violation of the Securities Act of 1933 or any other Law. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company (or any successor, parent, or acquiror of the Company) to issue, sell, or otherwise cause to become outstanding any capital stock or other securities or obligations;
     (ii) stock appreciation, phantom stock, profit participation, or similar rights; or (iii) voting trusts, proxies, rights of first refusal, registration rights, transfer restrictions, or other Contracts relating to the capital stock or other securities or obligations of the Company.

          (c) Officers; Directors; Bank Accounts; Powers of Attorney. Part 4.3(c) of the Disclosure Exhibit lists all directors and officers of the Company; all bank accounts, lock boxes, safe deposit boxes, and borrowing authority of the Company, specifying with respect to each, the name and address of the bank or other financial institution and the account number and all persons having signing authority or authority to withdraw therefrom or thereon; and all persons having power of attorney, authority as an agent, or other authority to act on behalf of the Company.

          (d) Authority. The Company and the Stockholder, as appropriate, have full right, power, and authority to execute and deliver this Agreement and every other Contract contemplated hereunder and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other Contract contemplated hereunder by the Company and the Stockholder and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by the Company and the Stockholder and constitutes the legal, valid, and binding obligation of each, enforceable against each, in accordance with its terms.

          (e) Validity of Contemplated Transactions. The execution and delivery of this Agreement and every other Contract contemplated hereby by the Company and the Stockholder do not, and the performance of this Agreement and every other Contract contemplated hereby by the Company and the Stockholder will not, (i) violate or conflict with any existing Law or any Judgment which is applicable to the Company or the Stockholder; or (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the articles of incorporation or other charter documents, bylaws, or any securities of the Company or any Contract to which the Company or the Stockholder is a party or by which either is otherwise bound. Except under the HSR Act, and as listed on Part 4.3(e) of the Disclosure Exhibit, no authorization, approval, or consent of, and no registration, filing, or notice to any Authority or other party to any Contract is required in connection with the execution, delivery, and performance of this Agreement by the Company or the Stockholder.

          (f) Financial Information.

               (i) The  Company  has  delivered  to Buyer  the  annual,  audited financial statements (including balance sheets and statements of income, cash flows, and retained earnings) of the Company at and for the years ended December 31, 1997, 1998, and 1999 as well as the internal financial statements of the Company at and for the period ended March 31, 2000 (collectively, the "Historical Financial Statements"). The Historical Financial Statements and all notes thereto (A) are (and the Most Recent Financial Statements will be) true, correct, and complete, (B) have been (and the Most Recent Financial Statements will be) prepared in accordance with GAAP, (C) present (and the Most Recent Financial Statements will present) fairly the financial condition and results of operations, changes in stockholder's equity and cash flows of the Company at and for all periods reflected therein, and (D) are (and the Most Recent Financial Statements will be) consistent with the books and records of the Company, which books and records are correct and complete. Copies of the Historical Financial Statements and Most Recent Financial Statements are attached as Part 4.3(f) of the Disclosure Exhibit. Anything to the contrary notwithstanding, interim financial statements do not include statements of cash flows or stockholder's equity or footnotes.

               (ii) All accounts receivable of whatever nature of the Company represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All accounts receivable reflected on the balance sheets included in the Historical Financial Statements are, and all accounts receivable reflected on the Audited Closing Balance Sheet shall be, collectible net of the reserves shown thereon. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

               (iii) The Company's Adjusted Closing Stockholder's Equity shall be at least equal to the Company's earnings between January 1, 2000, and Closing, and in no event shall be less than zero.$350,000.

               (iv) All reserves accrued for liabilities on the Company's December 31, 1999, Balance Sheet included in the Historical Financial Statements are, and shall be, adequate to cover the full amount of the associated liabilities as such liabilities come due.

               (v) The Company's indebtedness for borrowed money, net of cash and cash equivalents, is not greater than the amount reflected on the March 31, 2000 balance sheet included in the Historical FinancialStatements [plus any debt incurred after such date for the purchase of new revenue equipment for use by the Company after Closing]. Statements.

          (g) Absence of Undisclosed Liabilities. The Company has no liabilities or obligations, accrued or unaccrued, contingent or absolute, liquidated or unliquidated, and whether due or to become due, except for (i) liabilities that are reflected and adequately accrued on the face of the balance sheet included in the Most Recent Financial Statements, and (ii) liabilities arising in the Ordinary Course of Business since such date (none of which arises from or relates to any breach of contract or warranty, tort, infringement, or violation of Law, or would have to be disclosed on any Schedule to this Agreement). The Company is not directly or contingently liable on any indebtedness of any person or entity (including without limitation, Liability to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person or entity against loss) whether as a result of the assumption, guaranty, or endorsement of any debt or otherwise.

          (h) Absence of Changes or Events. Except as disclosed on Part 4.3(h) of the Disclosure Exhibit, or with respect to the transactions contemplated under Article II of this Agreement, since December 31, 1999, there has not been any adverse change in the business, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date, except as disclosed on Part 4.3(h) of the Disclosure Exhibit, the Company has not:

               (i) declared, set aside, or paid any dividend or made any other distribution or payment in respect of its capital stock; redeemed, purchased, or otherwise acquired any of its capital stock; issued any capital stock or other securities; granted any stock option or right to purchase shares of capital stock or any other securities of the Company; issued any security convertible into capital stock; or granted any registration rights concerning its securities;

               (ii) discharged or satisfied any Lien or paid any material liabilities, other than in the Ordinary Course of Business or failed to pay or discharge any liabilities when due;

               (iii) sold, assigned, or transferred or agreed to sell, assign, or transfer any of its assets or any interest therein, other than trades or disposals of assets in the Ordinary Course of Business for which replacement assets of equal or greater value were purchased;

               (iv) created, incurred, assumed, or guaranteed any indebtedness for money borrowed or any other indebtedness or obligation of any nature (absolute or contingent) other than in the Ordinary Course of Business, or mortgaged, pledged, or subjected to any Lien, any of its assets, other than in the Ordinary Course of Business;

               (v) acquired any substantial assets, properties, securities, or interests of another person;

               (vi) reduced or canceled any amounts owed to it other than in the Ordinary Course of Business;

               (vii) settled any claims against it other than in the Ordinary Course of Business;

               (viii) granted or entered into any agreement or policy with any employee that grants severance or termination pay, increases compensation, increases benefits under any current Benefit Plan, or creates any continuing employment relationship;

               (ix) experienced any labor unrest or union organizing activity;

               (x) suffered any adverse change in its business other than changes that affect the industry generally;

               (xi) changed any of the accounting principles which it follows or the methods of applying such principles;

               (xii) amended, terminated, or entered into any Contract other than in the Ordinary Course of Business;

               (xiii) suffered to its assets any damage, destruction, or loss, whether or not covered by insurance other than in the Ordinary Course of Business;

               (xiv) amended its articles of incorporation or bylaws or made any changes in its authorized or issued capital stock or other securities;

               (xv)   directly  or  indirectly   engaged  in  any   transaction,
          arrangement, or Contract with any Affiliate other than as disclosed elsewhere in this Agreement;

               (xvi) entered into any transactions outside the Ordinary Course of Business; or

               (xvii) agreed, whether orally or in writing, to do any of the foregoing.

          (i) Asset Schedule. Part 4.3(i) of the Disclosure Exhibit sets forth copies of the Company's financial book depreciation schedule and tax depreciation schedule at March 31, 2000; (ii) all material assets acquired or disposed of after March 31, 2000, other than those included in the Redemption Assets and Liabilities; (iii) a list of all material leased assets added or disposed of after December 31, 1999; and (iv) a list of all Redeemed Assets. For purposes of this Section 4.3(i) "material" means having a value of $5,000 or greater.

          (j) Title and Condition of Assets. All of the Company's owned and leased assets are in good repair and condition and adequate for the ordinary course of operation of the Company's business as presently conducted, and all leased assets are in compliance with any applicable lease provisions. All inventory is usable and not obsolete. Neither the Company nor the Stockholder has received notice from any Authority of a Proceeding in the nature of condemnation or eminent domain relating to any of the property which the Company owns, leases, or utilizes in its operations, including the Real Estate. Except as set forth on Part 4.3(j) of the Disclosure Exhibit, the Company possesses good and marketable title to all of its owned assets and a valid leasehold interest in all leased assets, free and clear of all Liens, except Liens for current taxes not yet due and payable. The Company does not use any assets in its businesses other than assets owned by it or assets leased under valid and continuing leases that are identified on Part 4.3(o) of the Disclosure Exhibit. There are no developments affecting any of the Company's properties or assets, owned or leased, that might materially detract from the value of such property or assets, interfere with any present or intended use of such property or assets, or adversely affect the marketability of such property or assets. There are no pending or threatened actions relating to any change of the present zoning, building, or other land use Laws or of any recorded restrictions that would affect the use of the Real Estate for a trucking operation. All buildings, plants, and structures owned or used by the Company lie wholly within the boundaries of the Real Estate and do not encroach upon the property of, or otherwise conflict with the property rights of, any other third party. Neither the use nor the occupancy of the Real Estate is in violation of any building, zoning, flood plain, environmental, or land use Laws or of any recorded restriction. The buildings, plants, structures, and equipment owned or used by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment owned or used by the Company are sufficient for the continued conduct of the Company's business after the Closing Date in substantially the same manner as conducted prior to the Closing Date. After removal of the Redemption Assets and Liabilities, the assets owned and leased by the Company constitute all of the assets necessary and useful in the operation of the Company's trucking business in a manner consistent with its trucking business prior to Closing.

          (k) Additional Warranties Concerning Tractors and Trailers. All tractors and trailers operated by the Company are in good operating condition and repair, do not require any engine, drive train, or other mechanical system repair, meet all Department of Transportation requirements, and have been maintained in compliance with all applicable manufacturers' specifications and warranties. All tractors and trailers have been operated at all times in compliance with applicable leases or other financing documents. All leased tractors and trailers satisfy the "turn-in" requirements under applicable leases such that there would not be any penalty, reconditioning fee, or other amount owed if such leased tractors and trailers were returned at the Closing Date. Each leased tractor (and if applicable, leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired. There are no late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current month payment that is not yet due. All tractors that are owned or covered by leases are either financed under a three-year walk-away lease or have a buyback commitment from the manufacturer after three years for at least 50% of the original cost, such that the manufacturer is obligated to repurchase the tractor at such price without any further consideration from the Company. After removal of the Redemption Assets and Liabilities at Closing, the Company will own 430 trailers and 129 tractors, lease under five-year (original term) operating leases 158 trailers, and lease under three-year (original term) operating leases 93 tractors.

          (l) Tax Matters. With respect to Taxes:

               (i) Except as set forth on Part 4.3(l) of the Disclosure Exhibit, the Company has filed, within the time and in the manner prescribed by law, all Tax Returns required to be filed under applicable Laws, and all such Tax Returns are true, correct, and complete. The Company has within the time and in the manner prescribed by Law, paid all Taxes that are due and payable. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1995. The Company has established on the December 31, 1999, Balance Sheet included in the Historical Financial Statements and the balance sheet included in the Most Recent Financial Statements reserves, charges, and accruals that are adequate for the payment of all Taxes not yet due and payable that are attributable to periods ending on such date. There are no Liens for Taxes upon the assets of the Company except for Liens for Taxes not yet due and payable.

               (ii) None of the Tax  Returns of the Company is  presently  under audit by any Authority nor has a deficiency for any Taxes been proposed, asserted, or assessed against the Company. The Company and the Stockholder do not expect any Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been given by or on behalf of the Company. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

               (iii) The Company and, if applicable, its agents and contracted service providers, have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld, collected, and paid over to the proper governmental authorities all amounts required to be so withheld, collected, and paid over under all applicable Laws.

               (iv) None of the liabilities of the Company reflected on the December 31, 1999, Balance Sheet included in the Historical Financial Statements or the balance sheet included in the Most Recent Financial Statements is an obligation to make a payment that will not be deductible under Code ss.280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any person (other than the Company) under Code Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (m) Litigation. Except as set forth in Part 4.3(m) of the Disclosure Exhibit, there is no Proceeding pending or threatened against the Company. Neither the Company nor the Stockholder has reason to believe that any Proceeding may be brought or threatened against the Company or the Stockholder.

          (n) Insurance; Bonds. Part 4.3(n) of the Disclosure Exhibit contains a list of, and Buyer has been furnished true and complete copies of, all insurance policies and fidelity bonds covering the Company's assets, business, properties, operations, employees, officers, and directors, and other matters for which the Company carries insurance and describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, covering the period since January 1, 1993. Except as set forth in Part 4.3(n) of the Disclosure Exhibit, there is no claim by any insured pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. As to all claims that might be covered by such policies or bonds, the Company has promptly and within any prescribed time period notified the insuring or bonding party in the proper manner. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect continuously since January 1, 1993, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting similar businesses and do not exclude coverage for environmental, employment, or punitive damages. Except as set forth in Part 4.3(n) of the Disclosure Exhibit, neither the Company nor the Stockholder knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds. Except for claims listed on Part 4.3(m) of the Disclosure Exhibit, the Company has not given notice to the insurer of any claims that may be insured thereby.

          (o) Material Contracts. Part 4.3(o) of the Disclosure Exhibit contains a list of all material Contracts to which the Company is a party, including but not limited to any Contract that is not by its terms cancelable on notice of not longer than 30 days without Liability, or which, if performed, would involve the payment by the Company of more than $25,000; any Contract restricting or limiting the Company from carrying on its business or competing in any line of business; any Contract involving a joint venture, partnership, or other profit or loss sharing arrangement; any Contract with the Stockholder, or any other Affiliate; any Contract relating to indebtedness for borrowed money, deferred purchase price of property, or the guaranty of the obligations of any person; any Contract concerning leased assets used by the Company; any Contract respecting Rights, Real Estate, or employees; any power of attorney or similar instrument; any Contract between the Company and its ten largest customers; and any other Contract not made in the Ordinary Course of Business. Each Contract disclosed on the Disclosure Exhibit or required to be disclosed pursuant to this Section 4.3(o) is a valid and binding agreement of the parties thereto, is in full force and effect, no party thereto is in default thereunder, and there exists no condition that with notice or lapse of time or both would constitute a default thereunder.

          (p) Employee Benefit Plans and Arrangements. Parts 4.3(p) of the Disclosure Exhibit identifies each of the Company's Benefit Plans, copies of which, amended to date, have been furnished to Buyer. No Benefit Plan is a multi-employer or a defined benefit plan. Neither the Company, any Affiliate, nor any predecessor of any has been a party to or sponsored a multi-employer or defined benefit plan. The Company and all Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans and all duties under ERISA. There has been no prohibited transaction (under Section 4975 of the Code or 406 of ERISA or otherwise) with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been since inception. Each trust created under any Benefit Plan is exempt from tax under Section 501(a) of the Code and has been exempt from tax from creation. The Company has received determination letters from the Internal Revenue Service for each such Benefit Plan at inception and after each amendment. Each Benefit Plan has been maintained in compliance with its terms and all applicable Laws. There has not been any event that would threaten the tax-qualified status of any Benefit Plan. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with the terms of such plans and prior funding and accrual practices, have been paid or are reflected as a liability on the December 31, 1999, Balance Sheet included in the Historical Financial Statements or, if arising thereafter, on the balance sheet included in the Most Recent Financial Statements. The "plan year" of each Benefit Plan is the calendar year. The Company has no current or projected Liability with respect to post-employment or post-retirement welfare benefits for former or retired employees.

          (q) Employees; Independent Contractors. Part 4.3(q) of the Disclosure Exhibit sets forth a list of the names, employment status, location of employment, and rates of compensation (including salaries, wages, commissions, and bonuses) of all employees and all independent contractors of the Company, each separately identified. The Company is not, nor has it been in the past five years, a party to any collective bargaining agreement relating to its employees, nor does any such agreement determine the terms and conditions of employment of any employee. The Company is not a party to any pending or threatened labor dispute and neither has it been the subject of any attempt to unionize its employees. The Company has not experienced any actual or threatened employee strike, or employee related work stoppage, slowdown, or lockout. There are no agreements, plans, or policies which would give rise to any severance, termination, change-in-control, or other similar payment to the Company's employees as a result of the consummation of the transactions contemplated hereunder. The Company has no employment agreements, written or oral, with employees. The Company maintains files on all employee and independent contractor truck drivers. Each employee and independent contractor driver of the Company meets all DOT requirements, and all driver files contain all required materials. All independent contractors providing equipment and/or services to the Company have been retained under valid contracts and qualify for independent contractor status under all applicable Laws, including existing Internal Revenue Service rules and interpretations. A copy of the form of contract used for any independent contractor operators of rolling stock has been delivered to Buyer. All such contracts are terminable by the Company upon 30 days' written notice. The Company has taken no action in respect of its employees that would require notice or create Liability under the Worker Adjustment and Retraining Notification Act, and the Company has no present plans to take such action.

          (r) Compliance with Labor Laws. Except for the non-compliance disclosed in Part 4.3(r) of the Disclosure Exhibit, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, Laws governing wages and hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, equal employment opportunity, advancement of minorities and women, or discrimination based on age or disability. The Company is not liable for any wage or any tax arrearages or any penalties or assessments for failure to pay timely Taxes or wages or to comply with any employment related Laws. At the Closing Date, the employees of the Company will be terminable at-will. The Company has not received notice from any employee listed on Part 4.3(r) of the Disclosure Exhibit that such employee is terminating or intends to terminate employment with the Company. The Company has not received notice that any employee who is a key employee or critical to any operations of the Company is terminating or intends to terminate his or her employment. There are no pending or threatened actions, proceedings, or claims against the Company involving allegations of unlawful employment discrimination or unlawful employment practices of any type, including, without limitation, violation of any employee health, safety, or payment laws. Except as specifically disclosed on Part 4.3(r) of the Disclosure Exhibit, the Company has not received written notice of any employee complaints or grievances or any alleged violations of any labor, wage, or employment laws, including the Age Discrimination in Employment Act, Occupational Health and Safety Act, Title VII of the Civil Rights Act, Fair Labor Standards Act, any Civil Rights Act adopted by the State of Mississippi, Americans with Disabilities Act, and Family Medical Leave Act, as each is amended, from time to time.

          (s) Unemployment Contributions. Except for those amounts due after Closing, the Company has paid, or prior to the Closing will have timely paid or adequately accrued all contributions required to be paid by the Company to any unemployment compensation fund or other fund to which the Company is required to contribute under the laws of the State of Mississippi (and any other applicable state) with respect to periods through Closing.

          (t) Salaries and Employment Taxes. The Company has, and as of the Closing will have, paid or adequately accrued all wages, salaries, bonuses, vacation time, sick leave, other leave or time off, owner operator settlements, per diems, commissions, and other amounts owed to employees or independent contractors of the Company relating to periods through the Closing, and has, and as of the Closing will have, withheld and paid over to the proper Authorities all Taxes (including, without limitation, state and federal income tax, Federal Insurance Contribution Act ("FICA") taxes, federal unemployment tax, state unemployment tax, and franchise taxes) required to be withheld or paid on a timely basis.

          (u) Customer Relationships. Since September 30, 1999, the Company has not experienced, and the Stockholder is not aware of any reason that would reasonably be expected to result in the Company experiencing, a substantial decrease in freight revenue from, any of its top twenty (20) customers based upon revenue generated for the fiscal year ended December 31, 1999.

          (v) Safety Rating. The Company has received and maintained a "satisfactory" safety rating from the DOT. There is no investigation, audit, or other Proceeding pending or threatened by the DOT. The Company does not require or permit any violation ofhas operated in material compliance with DOT regulations, including the safety fitnessregulations or other DOT rules or regulations. The Company regularly and strictly enforces applicable hours in service and other DOT requirements. The Company has reported all accidents on a timely basis in compliance with applicable Laws.

          (w) Rights. All Rights owned, licensed, or otherwise used by the Company are listed on Part 4.3(w) of the Disclosure Exhibit. The Company owns or uses such Rights under valid license in the operation of its business. The Company's interest in each of such Rights, to the extent possible, has been registered under applicable state and federal Laws. The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Rights of third parties. The Company has not received any charge, complaint, demand, or notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that the Company must license or refrain from using any Rights of third parties).

          (x) Compliance With Laws; Permits. The Company has owned, leased, and used all of its properties and assets, and has conducted its business, in compliance in all respects with all applicable Laws. Neither the Company nor the Stockholder has been charged with any violation of Law. No Proceeding is pending or threatened by any Authority with respect to any violation of Law by the Company or the Stockholder. No Judgment is unsatisfied against the Company or the Stockholder. Neither the Company nor the Stockholder is subject to any stipulation, order, consent, or decree arising from an action before any Authority. The Company possesses all permits, licenses, franchises, and other approvals of Authorities including common and contract carrier and brokerage authority (collectively, "Permits") required to operate its business, such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, no Proceeding is pending or threatened to revoke or limit any Permit, and each is operating in compliance with all Permits. To the Stockholder's knowledge, there is no pending change in any applicable Law, which, if accepted, would interfere with or have a material adverse effect on the Company's operations or its assets.

          (y) Environment, Health, and Safety.

               (i) Each of the Company, its Affiliates, and any predecessors of either have complied with all Laws concerning pollution or protection of the environment, public health and safety, and employee health and safety, including Laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"). No Proceeding has been filed or commenced against the Company, its Affiliates, or any predecessor of either alleging any failure to comply with any Environmental Laws. Without limiting the generality of the preceding sentence, each of the
          Company, its Affiliates, and any predecessors of either has obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

               (ii) The Company has no any Liability (and neither the Company, its Affiliates, nor any predecessor of either has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned, operated, or used any property or facility in any manner that could form the basis for any present or future Proceeding against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental Law.

               (iii) All  properties  and equipment  used in the business of the
          Company, its Affiliates, and any predecessors of either have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and other extremely hazardous substances as defined by any Law.

               (iv) Any fuel or other storage tanks located at properties presently or previously owned or used by the Company in its business, including the Real Estate, comply in all respects with applicable Laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting the Company to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five years.

               (v) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring concerning the Company or any property owned or used by the Company concerning compliance with Environmental Laws.

          (z) Disclosure. The representations and warranties of the Company and the Stockholder contained in this Agreement and the contents of every document delivered in connection herewith, do not contain any untrue statement of a material fact and do not omit to state any fact necessary to make any statement herein or therein not misleading or necessary to a correct presentation of all material aspects of the Company's business and the matters contemplated under this Agreement. The information represented or otherwise provided by the Stockholder under this Agreement is the most current information available and updates any previous information supplied to the Buyer and its representatives.

          (aa) Brokers or Finders. The Company, the Stockholder, and their agents and Affiliates have incurred no Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for the fee owed Morgan Keegan & Company, Inc., which shall be paid by the Stockholder.

          (bb) Prepayment of Indebtedness. All indebtedness of the Company may be prepaid at any time without penalty.

          (cc) Financial and Operating Information. The Company has provided to Buyer operating information, including customer lists, rates charged customers, miles per tractor, empty miles, and other information underlying the financial statements as set forth in Part 4.3 (cc) of the Disclosure Exhibit provided to Buyer.statements. All of such information is accurate and fairly depicts the operations represented by such information.

          (dd) No Reliance. Buyer and the Stockholder agree that the Stockholder has relied solely upon the terms and conditions of this Agreement, including the Exhibits hereto, in determining whether to consummate this Agreement.

                                    ARTICLE V
                            Covenants and Agreements

     5.1  Conduct  of  Business  Pending  the  Closing.   The  Company  and  the
Stockholder agree that from the date hereof to the Closing or earlier termination of this Agreement:

          (a) The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel method of purchase, sale, lease, management, accounting, or operation. The Company and the Stockholder shall use their best efforts to preserve the assets, goodwill, and value of the Company's business, including keeping the Company's present management intact, keeping available the Company's present employees, and preserving the present relationships with suppliers, customers, landlords, creditors, employees, agents, and others having business relations with the Company.

          (b) The Company and the Stockholder shall not, without the prior written consent of Buyer, take, or permit to be taken, any action which would render untrue any representation or warranty contained in Sections 4.3(a)_(cc).

     5.2 Access. The Company and the Stockholder shall give the officers, employees, counsel, accountants, and other authorized representatives of Buyer free and full access to and the right to inspect, at a time agreeable to the Stockholder upon advance notice, all of the premises, properties, assets, records, Contracts, and other documents relating to the Company's businesses and shall permit them to consult with the Stockholder and, upon advance approval of the Stockholder, employees of the Company and other persons having business dealings with the Company or knowledge of its business, operations, assets, liabilities, actual or potential litigation and claims, properties, and prospects. Furthermore, the Company and the Stockholder shall promptly provide to Buyer (and its representatives) all such reports, surveys, documents, and copies of documents and records and information with respect to the business of

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
the Company and copies of any working papers relating thereto as they shall from time to time reasonably request.

     5.3 Approval of Directors. Buyer shall submit for the required approval of its directors all matters relating to the adoption and approval of this Agreement, every other Contract contemplated hereby, and all related matters.

     5.4 Approvals and Consents. Each party to this Agreement shall use its best efforts to obtain (and assist the other in obtaining), as soon as reasonably practicable, all Permits, authorizations, consents, and waivers from third parties or Authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby. The parties acknowledge that they have filed the required pre-merger notification under the HSR Act and agree (x) not to withdraw, and (y) to use reasonable efforts to pursue, such filing until expiration or early termination of the waiting period.

     5.5 Notification. Each party shall give prompt written notice to the others of any development causing a breach of any of its own representations and warranties or that would prevent the fulfillment of any of its covenants or agreements contained in this Agreement or any document contemplated hereby.

     5.6 Exclusivity. Each of the Company and the Stockholder agree that unless this Agreement is terminated pursuant to Section 8.1, the Company and the Stockholder shall deal exclusively with Buyer, and neither the Company, the Stockholder, nor any of their Affiliates, employees, representatives, or agents will directly or indirectly:

          (a) enter into any transaction with any person other than Buyer relative to any disposition of the Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise);

          (b) engage in any negotiations or discussions with any other person regarding any disposition of the Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise);

          (c) solicit or encourage submission of inquiries, proposals, or offers from any other person relative to any potential disposition of the Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise); or

          (d) provide further information to any person other than Buyer relating to any possible disposition of the Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise).

Each of the Company and the Stockholder agrees that if the Company, the Stockholder, or any Affiliate receives an offer or proposal relating to the possible acquisition of the Company or any part thereof (whether by merger, sale or exchange of shares, sale of assets, or otherwise), the Company and the Stockholder shall immediately notify Buyer of said offer or proposal, the identity of the party making the offer or proposal, and the specific terms of the offer or proposal.

     5.7 Stockholder Liability. At the Closing, the Stockholder and his Affiliates shall pay in full all obligations (including interest) owed by them to the Company, regardless of whether such amounts are then due under applicable documents evidencing such indebtedness or whether evidenced in writing at all. All related party transactions after December 31, 1999, shall cease unless approved by Buyer (it being understood that the continuation of the oral leases of the Destin, Florida properties described on Part 4.3(o) of the Disclosure Exhibit has been approved by Buyer). In addition, the Stockholder, individually and on behalf of all his Affiliates, shall execute a full and final waiver and release of any and all claims against the Company in substantially the form attached hereto as Exhibit I (the "Release").

     5.8 Best Efforts. Between the date of this Agreement and the Closing Date, the parties shall use their best efforts to cause the conditions of Article VI to be satisfied.

     5.9 Non-Competition.

          (a) The parties to this Section 5.9 include the Stockholder and his spouse (together, the "Noncompete Parties"). The Noncompete Parties have negotiated the non-competition provisions of this Agreement as an integral part of the transaction. The Noncompete Parties acknowledge that the Buyer is willing to pay the Purchase Price and proceed with the transaction because of the Company's customer relationships, growth potential, and other prospects, and that such prospects would be severely and irreparably harmed by competition from the Noncompete Parties and/or their Affiliates. The Noncompete Parties further acknowledge that the Buyer would not have entered into this Agreement without the non-competition provisions contained herein. The Noncompete Parties willingly agree to the non-competition provisions of Section 5.9(b) hereof and agree that the non-competition provisions are reasonable and are necessary to induce the Buyer to enter into this Agreement.

          (b) For a period of five (5) years following the later of (x) the Closing or (y) the last day of the Stockholder's employment by the Company, Buyer, or an Affiliate of either, the Noncompete Parties agree that they will not, directly or indirectly, through any Affiliate or otherwise,

               (i) except in the course of employment with Buyer or an Affiliate, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business that engages in business in the United States; provided, however, that any such person may purchase or otherwise acquire up to (but not more than) one percent as an aggregate of all such purchases and acquisitions of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

               (ii) whether for their own account or for the account of any other person, at any time after the Closing, solicit business of the same or similar type being carried on by Buyer or any Affiliate, from any person that is or was a customer of the Company, Buyer, or any Affiliate, whether or not they had personal contact with such person during and by reason of employment with the Company, Buyer, or an Affiliate;

               (iii) whether for their own account or the account of any other person at any time after Closing solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or independent contractor of the Company, Buyer, or an Affiliate, or in any manner induce or attempt to induce any employee of the Company, Buyer, or an Affiliate to terminate his or her employment with the Company, Buyer, or an Affiliate; or at any time interfere with the Company's relationship with any person, including any person who at any time was an employee, contractor, supplier, or customer of the Company, Buyer, or an Affiliate (provided, that (A) the Stockholder shall employ the persons who are employed at Closing in the Redeemed Business as listed on Exhibit C and (B) at any time after January 1, 2001, the Stockholder or any Affiliate may employ any of C);the persons listed on Part 5.9(b)(iii) of the Disclosure Exhibit in a business that does not violate the other provisions hereof so long as the Buyer's CEO approves the employment or the individual provides at least 180 days' notice of his or her intent to accept such employment to the Buyers CEO); or

               (iv) at any time after Closing, disparage the Company, Buyer, or any Affiliate, or any of their shareholders, directors, officers, employees, or agents.

          (c) For purposes of this Agreement, "Competitive Business" shall mean the interstate and/or intrastate transportation of freight, including truckload and less-than-truckload carriage, intermodal service, and brokerage, logistics, agent, consolidation, and other freight-related operations. Competitive Business shall include, but not be limited to, dry van, temperature-controlled van, and flatbed operations. Competitive Business shall not include the Stockholder's continued operation of the Redeemed Business if it involves a "Permitted Business", which includes only (i) the movement of household goods and (ii) the movement of goods for a customer of the Redeemed Business, involving freight being moved 150 miles or less and to or from a warehouse owned by the Redeemed Business, in each case as limited by the next four sentences. In the household goods operation, the Stockholder (directly or indirectly through the Redeemed Business or otherwise) shall be permitted to operate up to ten (10) trucks. In other permitted operations the Stockholder (directly or indirectly through The operation in connection with the Redeemed Business may usethe Redeemed Business or otherwise) shall be permitted to operate up to five

     (5) tractors without the consent of Buyer. The Stockholder/Redeemed BusinessSuch non-household goods operation may increase up to ten (10) tractors (and no further) without Buyer's consent; provided that the Buyer is givesgiven the right of first refusal to haul the incremental loads. The preceding three sentences notwithstanding the total number of tractors operated by the Stockholder (directly or indirectly through the Redeemed Business or otherwise) shall not exceed fifteen (15) without the Buyer's consent. The Stockholder/Redeemed Business may not operate more than ten
     (10) tractors without Buyer's consent. In no event shall the operation of a Permitted Business violate Section 5.9(b)(ii) or (iii).

          (d) If any covenant in Section 5.9 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Noncompete Parties.

          (e) The Noncompete Parties acknowledge that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Section
     5.9 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, the Buyer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Buyer shall not be obligated to post bond or other security in seeking such relief. Without limiting Buyer's rights under this Section 5.9 or any other remedies of Buyer, if any of the Noncompete Parties breaches any of the provisions of Section 5.9, Buyer will have the right to offset against any amounts owing Stockholder without notice.

          (f) In the event (i) any person or group (as such terms are used under Section 13(d) of the Securities Exchange Act of 1934) that does not include one or more members of the Knight family obtains beneficial ownership of more than 50% of the outstanding voting common stock of Buyer and no member of the Knight family remains involved in the senior management of Buyer or
     (ii) Buyer after Closing disposes of the truckload business of the Company to any person that is not an Affiliate of Buyer in any sale, lease, merger, or similar transaction and no member of the Knight family remains involved in a management position with the disposed business, then, if not sooner terminated hereunder, the restrictive covenants and agreements of the Noncompete Parties contained in this Section 5.9 shall terminate on the date two (2) years following the later of (x) the closing date of the transaction giving rise to (i) or (ii) above, or (y) the Stockholder's last day of employment with the disposed business.

     5.10 Consent of Stockholder's Spouse. The Stockholder shall obtain from his spouse a consent to the terms of this Agreement, including the non-competition provisions of Section 5.9, waive any marital, community property, or other beneficial interest in the Common Stock purchased by the Buyer hereunder, release all claims against the Company arising prior to the Closing Date, and irrevocably agree to be bound by this Agreement with respect to such interest, all in the form of attached Exhibit J (the "Spousal Consent").

     5.11 Stockholder Employment. At Closing, the Company and the Stockholder shall execute and deliver an Employment Agreement in substantially the form attached hereto as Exhibit K (the "Employment Agreement"). The Employment Agreement shall provide that the Stockholder is employed as President of the Company and shall have responsibility and authority for the day-to-day operation of the business of the Company, subject to oversight by the CEO and Board of Directors.

     5.12 Lease. At Closing, the Company and the Stockholder shall execute and deliver a lease for the Company's Gulfport and Mobile locations that are distributed to the Stockholder under Section 2.3 in substantially the form attached hereto as Exhibits L-1 and L-2, respectively (the "Lease"). From and after the Closing until the later of three years after Closing or the termination of Stockholder's employment with the Company, Stockholder shall, and shall cause his Affiliates to, permit Buyer and its Affiliates to park trailers at Stockholder's Houston drop yard and conduct other incidental operations free of any cost; provided that the number of trailers and activities are consistent with the Company's use prior to Closing.

     5.13 Other Agreements. At Closing, the Stockholder shall execute and deliver the Securities Agreement. At Closing, the Buyer and Company, as appropriate, shall execute and deliver the Bill of Sale, Deeds, Securities Agreement, and Transfer Agent Letter.

     5.14 Payment of Transaction Expenses. Each party to this Agreement shall pay its own costs and expenses. With respect to all of Stockholder's and the Company's costs, fees and expenses relating to the evaluation, negotiation, documentation, and consummation of the transactions contemplated by this Agreement, including the fees and expenses of attorneys, accountants, and other financial professionals, and specifically including any amounts owed Morgan Keegan & Company, Inc. and any other brokers or finders, either (a) the Stockholder shall pay all of such amounts directly and the Company, Buyer, and their Affiliates (other than Stockholder) shall have no liability therefor; or
(b) all such amounts paid by the Company shall be deemed adjustments in calculating the Pro Forma 1999 Balance Sheet.

     5.15 Business Relationships. Subject to cost and service considerations and the overall business relationships of Buyer and its consolidated group, the Buyer agrees to reasonably consider maintaining the Company's business relationships with certain of its historical vendors for up the two years after Closing.

     5.16 Condominium Leases. At Closing, the Company shall execute leases with John Fayard, Jr. and John Fayard, Sr. providing for month-to-month rental of certain condominium units located in Destin, Florida, at the rate of $2,000 per month and $1,500 per month, respectively, plus the payment of expenses which have historically been paid by the Company. These leases shall be substantially in the form attached hereto as Exhibits L-3 and L-4, respectively.

     5.17 Key-Man Insurance. At least through December 31, 2002, absent mutual agreement of the Stockholder and Buyer to the contrary, the Company shall continue to pay the premiums of certain key-man life insurance as described in
Part 5.17(a) of the Disclosure Exhibit to this Agreement. Upon the death of one of the covered individuals, the insurance proceeds from such coverage shall be used first to repay the premiums advanced by the Company, with the balance being paid to such employee's designated beneficiary. Upon the termination of the policy or the employment of any covered individual, the cash surrender value of such insurance, if any, shall be retained by the Company. At any time prior to December 31, 2002, any covered person shall have the option to purchase the policy from the Company at its cash surrender value. The Stockholder and other individuals listed on Part 5.17(b) of the Disclosure Exhibit shall purchase their life insurance policies from the Company for the cash surrender value at closing, and such transaction shall be paid for by a reduction in the pro forma net worth of the Company. After closing, the purchasing individuals shall be responsible for all obligations under the policies, and the Company shall have no further obligations.

     5.18 Use of Fayard Name. After Closing, the Buyer and the Company shall not use the name "John Fayard" in any business other than businesses related to the transportation industry. Buyer and the Company may continue to use the name "John Fayard" in such businesses after Closing; provided, that if one of the events described in Section 5.9(f) occurs, the use of the name John Fayard may continue for one year and then, thereafter as to then-existing assets, but new and replacement assets must cease references to "John Fayard". Stockholder shall be entitled to use the name "John Fayard" in connection with his moving and storage business.

     5.19 Tractor and Trailer Inspections. Prior to Closing, Buyer and the Company shall cooperate in inspecting as many of the Company's tractors and trailers (owned and leased) as possible through physical inspection, maintenance and other records, and any other practical means using the following standard: no broken or cracked glass, $250 or less damage, all tires with at least 50% tread depth, all brakes with at least 50% wear remaining, all mechanical systems functioning properly, no engine or drive train damage, and any possible lease turn-in requirements, including any mileage penalty that would be incurred if the mileage to date would result in a penalty if increased proportionately for the remaining lease term. The parties shall quantify the dollar amount required to bring the inspected equipment into compliance with the above condition. The dollar amount shall then be increased proportionately to reflect the same costs for the uninspected portion of the fleet. The result shall then be and adjustment to the Adjusted Closing Stockholder's Equity.

     5.20 Health Insurance. It is the intention of the Buyer and the Company to maintain the Company's existing health insurance coverage in place at least through December 31, 2000. Buyer agrees to maintain such coverage in substantially the form it exists at Closing unless continuing such coverage would entail a significant disadvantage to Buyer and Buyer elects to change to alternative coverage that is not less favorable than the coverage afforded Buyer's employees generally after consultation with the Stockholder and determining that the change in coverage cannot reasonably wait until January 1, 2001. Regardless of the health insurance coverage in effect, Buyer shall permit employees of the Redeemed Business to continue under the plan until December 31, 2000 on the same basis as they participated prior to Closing to the extent such participation is permitted by the plan documents and applicable law. The Stockholder agrees, directly or indirectly, to cause the Company and Buyer to be reimbursed promptly each month for all costs and expenses of every kind and character borne by Buyer or the Company in connection with provision of coverage

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for such  individuals  to the  extent  such  amounts  have not been  paid by the
Company prior to Closing or accrued on the Audited Closing Balance Sheet.

     5.21 Telephone Numbers. The parties will cooperate during the period from Closing until expiration of the original term of Stockholder's employment agreement to transition in an orderly manner the local telephone numbers of the Company in Gulfport and Mobile to the Redeemed Business. During the transition period, the local number may be used also by the Company and all incoming calls will be forwarded to the Company or the Redeemed Business, as appropriate. Not later than the end of the transition period, the Company shall have established and disseminated new local telephone numbers, and the Redeemed Business shall no longer be obligated to accept and forward calls for the Company on the transitional numbers. All toll-free numbers used in the Company's operation are, and shall remain to Company's.

                                   ARTICLE VI
                              Conditions To Closing

     6.1 Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Buyer, in whole or in part) at or prior to the Closing Date.

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties of the Company and the Stockholder contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b) Compliance with Agreements. The Company and the Stockholder shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by them under this Agreement. Each of the documents required to be delivered hereunder and each of the covenants and obligations hereunder must have been performed and complied with in all respects.

          (c) No Bar to Consummation of Transaction. There shall not exist any Law or Judgment of any Authority which would prevent the consummation of the transactions contemplated hereby or adversely affect the rights of Buyer after consummation of said transactions. There shall be no pending or threatened Proceeding that seeks to enjoin the transactions contemplated by this Agreement. All consents and approvals from any Authority and any other person required for the consummation of this Agreement shall have been obtained.

          (d) Bring-Down Certificate. The Company and the Stockholder shall have delivered to Buyer a duly signed certificate to the effect that each of the conditions in Sections 6.1(a)-(c) has been satisfied in all respects.

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
          (e) Opinion of Counsel. Counsel for the Company and the Stockholder shall have delivered to Buyer its written opinion, dated as of the Closing Date, covering matters such as the organization and existence of the Company, the authorization, execution, binding nature, and enforceability of this Agreement, the validity and freedom from Liens of the Purchased Shares, the enforceability of the noncompetition provisions of Section 5.9, and such other matters customarily addressed in transactions of this nature in form and substance satisfactory to Buyer and its counsel.

          (f) Stock Certificates; No Claim Regarding Stock Ownership or Sale Proceeds. The Stockholder shall have delivered certificates representing 100% of the Company's outstanding Common Stock, duly endorsed for transfer to Buyer (or, as to the shares being redeemed by the Company under Section 2.3, to the Company) or accompanied by stock powers duly executed in blank. There must not have been made or threatened by any person any claim asserting that such person (i) is the holder or the beneficial owner of, or has the right to acquire or obtain beneficial ownership of, the Common Stock or any ownership interest in the Company or (ii) is entitled to all or any portion of the Purchase Price.

          (g) Other Agreements. The Release, Spousal Consent, Lease, Employment Agreement, Securities Agreement, and each other document required to be executed by a party other than Buyer in connection with this Agreement shall have been duly executed and delivered by the applicable parties thereto.

          (h) Adverse Change. There shall not have been any materially adverse change in the Company's business or the condition of its assets.

          (i) Completion of Due Diligence. Buyer shall have completed its due diligence investigation of the business, assets, and liabilities of the Company and shall be satisfied, in its sole discretion, with the results of such investigation.

          (j) Termination of Related Party Transactions. Prior to Closing, the Stockholder shall have delivered to Buyer documents evidencing termination of all transactions (including repayment of any receivables from Stockholder, or any Affiliates of Stockholder) between the Company, any person related to the Company, and any Affiliates of the foregoing in form satisfactory to counsel for Buyer.

          (k) Board Approval. Buyer shall have received the approval of the terms and conditions of this Agreement from its Board of Directors.

     6.2 Conditions Precedent to the Obligations of the Stockholder. The obligation of the Stockholder to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by the Stockholder, in whole or in part) at or prior to the Closing.

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b) Compliance with Agreement. Buyer shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by it under this Agreement.

          (c) No Bar to Consummation of Transaction. There shall not exist any Law or Judgment of any Authority which would prevent the consummation of the transactions contemplated hereby, nor any pending or threatened litigation or other Proceeding that seeks to enjoin the transactions contemplated by this Agreement. All consents and approvals from any Authority and any other person required for the consummation of this Agreement shall have been obtained.

          (d) Bring-Down Certificate. Buyer shall have delivered to the Company and the Stockholder a duly signed certificate to the effect that each of the conditions in Sections 6.2(a)_(c) has been satisfied in all respects.

          (e) Other Agreements. The Lease, Employment Agreement, Bill of Sale, Deeds, Securities Agreement, Transfer Agent Letter, and each other document required to be executed by Buyer in connection with this Agreement shall have been duly executed and delivered by Buyer.

     6.3 Conditions Precedent to the Obligations of all Parties. The obligations of the Company, the Stockholder, and Buyer to consummate this Agreement are subject to expiration or termination of the applicable waiting period under the HSR Act.

                                   ARTICLE VII
                                 Indemnification

     7.1 Indemnification by the Stockholder. Subject to the other provisions of this Article 7, the Stockholder shall save, indemnify, defend, and hold harmless Buyer, its Affiliates, and their respective partners, members, principals, employees, directors, officers, stockholders, successors, assigns, representatives, and agents (collectively, the "Buyer Group") from and against, and pay or reimburse, as the case may be, the Buyer Group, and each of them, for, any and all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group based upon, arising out of, or otherwise in any way relating to or in respect of:

          (a) the failure of any of the representations and warranties of the Stockholder contained herein or in any other documents executed and delivered in connection with this Agreement to have been true and correct as of the date hereof and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were expressly made as of a specified date the same shall apply only to the failure of such representations and warranties to be true and correct as of such specified date;

          (b) any breach or violation of any covenant or agreement of the Stockholder contained herein or in any certificate or other document delivered pursuant hereto;

          (c) all Liabilities relating to the Redeemed Business, whether arising before or after Closing, except for the Company Retained Debt;

          (d) all Liabilities for Taxes that relate to the redemption and distribution described in Section 2.3 or the Company's failure (if any) to file Tax Returns in all states in which Tax Returns may have been due (net of any refund obtained from states in which Taxes were overpaid);

          (e) all Liabilities of the Company, determined as such amounts are ultimately known and resolved, which exist at or as of the Closing Date or which arise after the Closing Date but which are based upon or arise from any act, omission, transaction, circumstance, state of facts, or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable, except to the extent(A) such Liabilities are adequately reflected or reserved against on the face of the Audited Closing Balance Sheet (excluding any notes thereto) or (B) were thereto); incurred after March 31, 2000, in the Ordinary Course of Business and in conformity with the representations, warranties, and covenants contained in this Agreement;

          (f) the amount of any pre-tax loss suffered by the Company between January 1, 2000, and the Closing Date;

          (g)(f) any Liabilities of the Company arising from the warranties made in the Deeds; and

          (h)(g) the enforcement by the Buyer Group of their rights to be indemnified, defended, and held harmless under this Agreement.

     7.2  Indemnification  by Buyer.  Subject  to the other  provisions  of this
Article  7,  Buyer  shall  save,  indemnify,   defend,  and  hold  harmless  the
Stockholder and his heirs and assigns (collectively, the "Seller Group") from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, as incurred, suffered by Stockholder or any other member of the Seller Group based upon, arising out of, or otherwise in any way relating to or in respect of:

          (a) the failure of any of the representations and warranties of Buyer contained herein or in any other documents executed and delivered in connection with this Agreement to have been true and correct as of the date hereof and as of the Closing Date, it being understood that to the extent that any of such representations and warranties were expressly made as of a specified date the same shall apply only to the failure of such representations and warranties to be true and correct as of such specified date;

          (b) any breach or violation of any covenant or agreement of Buyer contained herein or in any certificate or other document delivered pursuant hereto;

          (c) the Company Retained Debt and other Liabilities of the Company that do not relate to the Redeemed Business, to the extent reflected or reserved against on the face of the Audited Closing Pro Forma 1999 Balance Sheet; Balance Sheet (excluding any notes thereto);

          (d) all Liabilities of the Company, which arise after the Closing Date and are based upon or arise from any act, omission, transaction, circumstance, or state of facts which first occurred after the Closing Date;

          (e) all Liabilities arising from the operations of Buyer either before or after Closing; and

          (f) the enforcement by the Seller Group of their rights to be indemnified, defended, and held harmless under this Agreement.

     7.3 Procedures for Indemnification.

          (a) If a claim or demand is made against a person entitled to indemnification under this Agreement (an "Indemnitee"), or an Indemnitee shall otherwise learn of an assertion, by any person who is not a party to this Agreement or an Affiliate hereto (a "Third-Party Claim") as to which a party (the "Indemnifying Party") may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing of the Third-Party Claim (and specifying in reasonable detail the factual basis for the Third-Party Claim and to the extent known, the amount of the Third-Party Claim) within a reasonable period of time after becoming aware of such Third Party Claim; provided; however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

          (b) If a Third-Party Claim is made against an Indemnitee and the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled, within twenty (20) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third-Party Claim, to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided that, if in any Indemnitee's reasonable judgment based on advice of counsel a conflict of interest exists in respect to such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party; provided, further, that the Indemnifying Party shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnifying Party assumes the defense of any

     Third-Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee if it does not expressly elect to assume the defense of any Third-Party Claim within the 20-day period specified above (including acknowledging its indemnification obligation as aforesaid). If the Indemnifying Party assumes the defense of any Third-Party Claim, the
     Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third-Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third-Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereto). If the Indemnifying Party chooses to defend a Third-Party Claim, all the Indemnitees shall reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party). If the Indemnifying Party does not elect to assume control of the defense of any Third-Party Claim within the 20-day period set forth above, the Indemnitee shall have the right to undertake the defense of the Third-Party Claim for the account of the Indemnifying Party, subject to the right of the
     Indemnifying   Party,  at  its  expense,  to  assume  the  defense  of  the
     Third-Party Claim at any time prior to final determination thereof by notifying the Indemnitee in writing of its election to so assume the defense of such Third-Party Claim and unconditionally and irrevocably acknowledging in writing its obligation to indemnify the Indemnitee therefor.

          (c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee will agree to any settlement, compromise, or discharge of such Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages (whether through settlement or otherwise) in connection with such Third-Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third-Party Claim; provided, however, that, without the Indemnitee's prior written consent, the Indemnifying
     Party shall not consent to any settlement, compromise, or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise, or discharge (i) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) that, in the reasonable opinion of the Indemnitee would otherwise adversely affect the Indemnitee. If the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third-Party Claim, the Indemnitee shall not (unless required by law) admit any Liability with respect to, or settle, compromise, or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

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
          (d) Any claim on account of Damages which does not involve a Third-Party Claim shall be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Agreement and the Indemnifying Party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. During such 30-calendar-day period, the Indemnifying Party shall be entitled to make any investigation of such claim that the Indemnifying Party deems reasonably necessary or desirable and, in connection with such investigation, the Indemnitee agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Indemnitee to substantiate such claim. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 90th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to pursue such remedies as may be available to such parties under this Agreement or under applicable Law.

     7.4 Certain Limitations.

          (a) No loss, Liability, damage, or deficiency shall constitute Damages to any party to the extent of any insurance proceeds actually received by such party with respect to such loss, Liability, damage, or deficiency (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds).

          (b) No monetary amount shall be payable by the Stockholder to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 7.1(a) until the aggregate amount of Damages actually incurred by the Buyer Group with respect to such claims shall exceed on a cumulative basis $75,000 (the "Threshold"), in which event the Stockholder shall be responsible for all amounts in excess of the Threshold up to a maximum indemnification equal to the consideration received by the Stockholder under this Agreement.

          (c) The Stockholder shall have no Liability under this Article 7 with respect to a breach of a representation or warranty, any noncompliance with or nonperformance of an agreement, obligation, or covenant under this

     Agreement, to the extent that Buyer has effected any adjustment to the Purchase Price under Section 2.7 with respect to such breach, noncompliance, or nonperformance, it being the intent of the parties to avoid double recovery by Buyer or Buyer's Affiliates for such items of Damages.

     7.5 Termination of Indemnification Obligations. The obligations of each party to indemnify, defend, and hold harmless the other party and other Indemnitees pursuant to Sections 7.1(a) and 7.2(a) shall terminate when the applicable representation or warranty expires pursuant to the terms of this Agreement; provided, however, that such obligations to indemnify, defend, and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have, before the expiration of the applicable period, made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. The obligations of each party to indemnify, defend, and hold harmless the other party and the other Indemnitees pursuant to the other provisions of Sections 7.1 and 7.2 shall continue after the Closing without time limitation.

     7.6 Other Matters.

          (a) The parties  acknowledge  and agree  that,  except as set forth in
     Article 8 and for claims of fraud or similar claims, the sole and exclusive remedy with respect to any and all claims for indemnification relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7; provided, however, that nothing in this Section 7.6(a) shall limit rights or remedies expressly provided for in this Agreement or any other document executed and delivered in connection herewith or rights or remedies which, as a matter of applicable Law or public policy, cannot be limited or waived.

          (b) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          (c) The right to indemnification, payment of Damages, or other remedy based upon a breach of representations, warranties, covenants, agreements, or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement, or obligation.

          (d) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to

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
     indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, agreements, and obligations.

          (e) In addition to all other remedies available under this Agreement, the Buyer Group shall be entitled upon five (5) days' written notice to (i) withhold and set-off payments due under the Lease, the Employment Agreement, and shares to be issued under the Earn-Out if the Stockholder fails to promptly pay any amount due the Buyer Group in respect of indemnification hereunder; provided, that this right of immediate setoff shall not apply to any individual claim valued at $100,000 or higher. Any Earn-Out shares withheld shall be valued at the average closing price for the thirty (30) trading days prior to the date of the written notice referenced above.

          (f) All amounts owed to the Seller Group or the Buyer Group, as the case may be, for indemnification shall bear interest at the rate of ten percent (10%) per annum from the date thirty (30) days after the claim is made until paid.

          (g) To the extent the Stockholder is obligated to indemnify the Buyer because of any breach of the warranty contained in the penultimate sentence of Section 4.3(k), because the Buyer or any Affiliate (including the Company) is unable to obtain the buyback from the dealer or manufacturer when the subject tractor has reached 36 months of use, at such time, the Stockholder shall be entitled to purchase any tractor that gives rise to a claim by Buyer for 50% of its original cost in full satisfaction of his obligation to indemnify Buyer for such breach of warranty. It shall not be a breach of the Stockholder's noncompetition obligations set forth in
     Section 5.9 for him to thereafter sell or lease any such tractor on an arm's-length basis to a third party so long as the Stockholder does not take any other action that would violate his noncompetition obligations.

                                  ARTICLE VIII
                                  Miscellaneous

     8.1 Termination.

          (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

               (i) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) Buyer may terminate this Agreement by giving written notice to the Company and the Stockholder at any time prior to the Closing, if it is not satisfied with the results of its continuing business, legal, and accounting due diligence;

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
               (iii) Buyer may terminate this Agreement by giving written notice to the Company and the Stockholder at any time prior to the Closing
          (A) if the Company or the Stockholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued after notice to the Company and the Stockholder by Buyer without cure for a period of ten (10) days or
          (B) if the Closing shall not have occurred on or before May 15, 2000, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

               (iv) The Company and the Stockholder may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued after notice to Buyer without cure for a period of ten (10) days, or (B) if the Closing shall not have occurred on or before May 15, 2000, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Company or the Stockholder breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of  Termination.  Each party's right of  termination  under
     Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of the right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to
     Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations of Section 8.2 shall survive. However, if this Agreement is terminated by a party because of a breach of the Agreement, of any type, by the other party, the non-defaulting party's right to pursue all legal remedies will survive such termination unimpaired.. In addition, the non-defaulting party shall be entitled to collect its expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

     8.2 Costs and Expenses; Fees. Except as provided in Section 8.1(b) with respect to a breach of the Agreement, each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

     8.3 Survival of Representations and Warranties. The representations and warranties of the Stockholder and the Buyer contained in this Agreement or in any Contract delivered or in connection herewith shall survive the Closing for a period of three years; provided, however, that representations and warranties of the Stockholder relating to tax, environmental, and employee benefit plan matters shall survive until the date sixty (60) days after the expiration of the applicable statutes of limitation.

     8.4 Complete Agreement, etc.. All Exhibits referred to herein and the Disclosure Exhibit are intended to be and hereby are specifically made a part of this Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

     8.5 Assignment and Binding Effect. This Agreement shall not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties and any assignment without consent shall be void; provided, that Buyer may assign its rights hereunder to any subsidiary. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of any party. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     8.6 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     8.7 Time. Time is of the essence in connection with this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

     8.8 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

     If to Buyer, to:              Kevin P. Knight
                                   Knight Transportation, Inc.
                                   5601 West Buckeye Road
                                   Phoenix, Arizona  85043
                                   (602) 269-2000 Telephone
                                   (602) 606-6504 Fax

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
     With a required copy to:      Mark A. Scudder
                                   Scudder Law Firm, P.C.
                                   411 S. 13th Street, Suite 200
                                   Lincoln, Nebraska 68508
                                   (402) 435-3223 Telephone
                                   (402) 435-4239 Fax

     If to the Company (prior to   John R. Fayard, Jr.
     Closing) or the Stockholder,  19 Lawrence Place
     to:                           Gulfport, Mississippi  39503
                                   (228) 896-3533 Telephone

     With a required copy to:      Frederick T. Hoff
                                   Newton and Hoff, L.L.P.
                                   2019 23rd Avenue
                                   Gulfport, Mississippi  39502
                                   (228) 863-8827 Telephone
                                   (228) 868-6007 Fax

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied.

     8.9 Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     8.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona, without regard to conflict-of-law principles.

     8.11 Headings, Gender, and Person. All section headings contained in this Agreement are for convenience and reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority, or any other entity.

     8.12 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable

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
the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     8.14 Public Announcements. Buyer shall be entitled to issue a press release announcing the execution of this Agreement and basic information concerning the Company and the proposed transaction. Buyer shall submit the press release to Stockholder in advance and shall make such changes as may be reasonably requested; provided, that Buyer shall not be required to make changes contrary to the advice of its counsel.

                          * * * * * * * * * * * * * * *
                             Signature Page Follows
                          * * * * * * * * * * * * * * *

                 Signature Page to the Stock Purchase Agreement
       among Knight Transportation, Inc., John Fayard Fast Freight, Inc.,
                             and John R. Fayard, Jr.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.


KNIGHT TRANSPORTATION, INC.,            JOHN FAYARD FAST FREIGHT, INC.,
an Arizona corporation                  a Mississippi corporation


By: /s/ Clark A. Jenkins                By: /s/ John R. Fayard, Jr.
    ------------------------------          ------------------------------------
    Clark A. Jenkins                        John R. Fayard, Jr., President
    Executive Vice President


                                        By: /s/ John R. Fayard, Jr.
                                            ------------------------------------
                                            John R. Fayard, Jr., Individually

                    EXHIBIT LIST TO STOCK PURCHASE AGREEMENT

Exhibit A - Disclosure Exhibit
     Part 2.2(c)    - Preliminary Calculation of Adjusted Closing Stockholder's
                      Equity
     Part 2.2(e)    - Purchase Price
     Part 2.3(b)    - Company Retained Debt
     Part 4.3(a)    - Corporate Status
     Part 4.3(c)    - Officers; Directors; Bank Accounts; Powers of Attorney
     Part 4.3(e)    - Validity of Contemplated Transactions
     Part 4.3(f)(i) - Financial Information
     Part 4.3(h)    - Absence of Changes or Events
     Part 4.3(i)    - Asset Schedule
     Part 4.3(j)    - Title and Condition of Assets
     Part 4.3(l)(i) - Tax Matters
     Part 4.3(m)    - Litigation
     Part 4.3(n)    - Insurance; Bonds
     Part 4.3(o)    - Material Contracts
     Part 4.3(p)    - Employee Benefit Plans and Arrangements
     Part 4.3(q)    - Employees; Independent Contractors
     Part 4.3(r)    - Compliance With Labor Laws
     Part 4.3(w)    - Rights
     Part 4.3(cc)   - Financial and Operating Information
     Part 5.17      - Key-Man Insurance
Exhibit B - Real Estate
Exhibit C - Redemption Assets and Liabilities; Employees of Redeemed Business Exhibit D - Securities Purchase and Registration Agreement
Exhibit E - Bill of Sale, Assignment and Assumption
Exhibit F - Deeds
Exhibit G - Intentionally omitted
Exhibit H - Instruction Letter to Transfer Agent
Exhibit I - Release Exhibit J - Spousal Consent
Exhibit K - Employment Agreement
Exhibit L-1 - Lease (Gulfport)
Exhibit L-2 - Lease (Mobile)
Exhibit L-3 - John Fayard, Jr. Condominium Lease
Exhibit L-4 - John Fayard, Sr. Condominium Lease